As filed with the Securities and Exchange Commission on February 23, 2001 Reg. No. 33



                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                    -----------------------------------------
                          Post-Effective Amendment No.1
                                       to
                                    FORM S-8
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                       -----------------------------------
                             PEN INTERCONNECT, INC.
             (Exact name of registrant as specified in its charter)
         Utah                                                 87-0430260
(State or other jurisdiction of                           (I.R.S. Employer
Incorporation or organization)                           identification No.)

                       2961 W. MacArthur Blvd., Suite 121
                               Santa Ana, CA 92704
                                 (714) 436-9724
                    (Address of principal executive offices)
                ------------------------------------------------

                       ADVISORY AND CONSULTING AGREEMENTS

                              (Full title of plan)
                        --------------------------------

                                Stephen J. Fryer
                                    President
                       2961 W. MacArthur Blvd., Suite 121
                               Santa Ana, CA 92704
                     (Name and address of agent for service)
                                 (714) 436-9722
                    (Telephone number, including area code of
                           agent for service) Copy to:
                              Owen Naccarato, Esq.
                           19600 Fairchild, Suite 260
                                Irvine, CA 92612
                      (818) 255-4996 / (818) 255-4997 (fax)
                         CALCULATION OF REGISTRATION FEE

                                              Proposed maximum      Proposed maximum
Title of securities    Amount to be           offering price        aggregate offering     Amount of
to be registered       Registered (1)         per share             price                  registration fee (2)
====================== ====================== ===================== ====================== ======================
Common Stock
( par value .01)       8,480,000              $0.10                 $848,000               $212.00

====================== ====================== ===================== ====================== ======================

(1) Estimated solely for the purpose of determining the amount of registration fee and pursuant to Rules 457(c) and 457 (h) of the General Rules and Regulations under the Securities Act of 1993, based upon the exercise price of 8,480,000 options at $0.10 per share.
(2) Previously paid.

                             INTRODUCTORY STATEMENT

         This Registration Statement relates to shares of Pen Interconnect Inc. (the "Common Shares") issuable pursuant to certain advisory and consulting agreements which were previously reported in a Registration Statement on Form S-8 filed with the Securities and Exchange Commission on January 25, 2001, file number 333-54328. This registration statement is being filed to amend one consulting agreement and add one consulting agreement. The total number of Common Shares issuable remain the same.


                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT


         In accordance with General Instruction E to Form S-8, the contents of the Registration Statement on Form S-8 previously filed by Pen Interconnect, Inc. with the Securities and Exchange Commission on January 25, 2001, file number 333-54328 are incorporated herein by reference and made a part hereof.

Item 8.           Exhibits


                                INDEX TO EXHIBITS




Exhibit
NO.                                Description


4.1      Advisory and Consulting Agreements, as amended

5.1 Opinion of Counsel, regarding the legality of the securities registered hereunder.

23.1     Consent of Independent Public Accountants.

23.2     Consent of Counsel (included as part of Exhibit 5.1).

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing a form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Irvine, State of California on February 2, 2001.

                                             PEN INTERCONNECT, INC.
                                            By  /s/ Stephen J. Fryer
                                            ------------------------
                                            Stephen J. Fryer, Chairman/CEO


Each person whose signature appears below hereby constitutes and appoints Stephen J. Fryer as his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead in any and all capacities to sign any and all amendments (including post-effective amendments) to this Registration Statement on Form S-8 and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission under the Securities Act of 1933. Pursuant to the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates indicated.

Signature                           Title                     Date
----------                          ---------                 ----
/s/ Stephen J. Fryer                 Chairman, CEO            February 23, 2001
Stephen J. Fryer                      President and
                               Principal Financial
                                    Officer
/s/ Milton Haber
Milton Haber                          Director                February 23, 2001

/s/Brian Bonar
Brian Bonar                         Director                  February 23, 2001

                                INDEX TO EXHIBITS




Exhibit
NO.                                Description


4.1      Advisory and Consulting Agreements, as amended

5.1 Opinion of Counsel, regarding the legality of the securities registered hereunder.

23.1     Consent of Independent Public Accountants.

23.2     Consent of Counsel (included as part of Exhibit 5.1)

Exhibit 4.1       Advisory and Consulting Agreements


                                    Number of Shares/Options

         4.1 (a)  as amended                3,000,000

         4.1 (g)                            2,000,000

Exhibit 4.1 (a)


                              CONSULTING AGREEMENT


         This Consulting Agreement (the "Consulting Agreement") made as of December 1, 2000, by and between Peter Benz, 543 Virginia Street, San Mateo, CA 94402, ("Consultant") and Pen Interconnect, Inc. with offices at 1601 Alton Parkway, Irvine, CA 92606 (the "Company").

                                   WITNESSETH

         WHEREAS, the Company requires and will continue to require consulting services relating to management, strategic planning and marketing in connection with its business; and

         WHEREAS, Consultant can provide the Company with strategic planning and marketing consulting services and is desirous of performing such services for the Company; and

         WHEREAS, the Company wishes to induce Consultant to provide these consulting services to the Company,

         NOW, THEREFORE, in consideration of the mutual covenants hereinafter stated, it is agreed as follows:

         1.       APPOINTMENT.
                  -----------

         The Company hereby engages Consultant and Consultant agrees to render services to the Company as a consultant upon the terms and conditions hereinafter set forth.

         2.       TERM.
                  ----

         The term of this Consulting Agreement began as of the date of this Agreement, and shall terminate on November 30, 2001, unless earlier terminated in accordance with paragraph 7 herein or extended as agreed to between the parties.

         3.       SERVICES.
                  --------

         During the term of this Agreement, Consultant shall provide advice to, undertake for and consult with the Company concerning management, marketing, consulting, strategic planning, corporate organization and structure, financial matters in connection with the operation of the businesses of the Company, expansion of services, acquisitions and business opportunities, and shall review and advise the Company regarding its overall progress, needs and condition. Consultant agrees to provide on a timely basis the following enumerated services plus any additional services contemplated thereby:

                  (a) The implementation of short-range and long-term strategic planning to fully develop and enhance the Company's assets, resources, products and services;

                  (b) The implementation of an international marketing program to enable the Company to broaden the markets for its services and promote the image of the Company and its products and services;

                  (c) Advise the Company relative to the recruitment and employment of key executives consistent with the expansion of operations of the Company;


                  (d) The identification, evaluation, structuring, negotiating and closing of international joint ventures, strategic alliances, business acquisitions and advice with regard to the ongoing managing and operating of such acquisitions upon consummation thereof; and

                  (e) Advice and recommendations regarding corporate financing including the structure, terms and content of bank loans, institutional loans, private debt funding, mezzanine financing, blind pool financing and other preferred and common stock equity private or public financing.

         4.       DUTIES OF THE COMPANY.
                  ---------------------

         The Company shall provide Consultant, on a regular and timely basis, with all approved data and information about it, its subsidiaries, its management, its products and services and its operations as shall be reasonably requested by Consultant, and shall advise Consultant of any facts which would affect the accuracy of any data and information previously supplied pursuant to this paragraph. The Company shall promptly supply Consultant with full and complete copies of all financial reports, all fillings with all federal and state securities agencies; with full and complete copies of all stockholder reports; with all data and information supplied by any financial analyst, and with all brochures or other sales materials relating to its products or services.

         5.       COMPENSATION.
                  ------------

         The Company will immediately grant Consultant the option to purchase 3,000,000 shares of the Company's Common Stock with an exercise price at $.10 per share, which option shall expire on November 30, 2001 at 5:00 P.M. P.S.T. The number of shares herein are subject to the anti-dilution provisions of the corresponding warrant which is being issued in conjunction with this Agreement. Consultant in providing the foregoing services shall be reimbursed for any pre-approved out-of-pocket costs, including, without limitation, travel, lodging, telephone, postage and Federal Express charges.

         6.       REPRESENTATION AND INDEMNIFICATION.
                  ----------------------------------

         The Company shall be deemed to have been made a continuing representation of the accuracy of any and all facts, material information and data which it supplies to Consultant and acknowledges its awareness that Consultant will rely on such continuing representation in disseminating such information and otherwise performing its advisory functions. Consultant in the absence of notice in writing from the Company will rely on the continuing accuracy of material, information and data supplied by the Company. Consultant represents that he has knowledge of and is experienced in providing the aforementioned services.

         7.       MISCELLANEOUS.
                  -------------

         Termination: This Agreement may be terminated by either Party upon written notice to the other Party for any reason which shall be effective five
(5)  business  days  from  the  date of such  notice.  This  Agreement  shall be
terminated   immediately  upon  written  notice  for  material  breach  of  this
Agreement.

         Modification:   This   Consulting   Agreement  sets  forth  the  entire
understanding of the Parties with respect to the subject matter hereof. This Consulting Agreement may be amended only in writing signed by both Parties.

         Notices: Any notice required or permitted to be given hereunder shall be in writing and shall be mailed or otherwise delivered in person or by facsimile transmission at the address of such Party set forth above or to such other address or facsimile telephone number, as the Party shall have furnished in writing to the other Party.

         Waiver: Any waiver by either Party of a breach of any provision of this Consulting Agreement shall not operate as or be construed to be a waiver of any other breach of that provision or of any breach of any other provision of this Consulting Agreement. The failure of a Party to insist upon strict adherence to any term of this Consulting Agreement on one or more occasions will not be considered a waiver or deprive that Party of the right thereafter to insist upon adherence to that term of any other term of this Consulting Agreement.

         Assignment: The Options under this Agreement are assignable at the discretion of the Consultant.

         Severability: If any provision of this Consulting Agreement is invalid, illegal, or unenforceable, the balance of this Consulting Agreement shall remain in effect, and if any provision is inapplicable to any person or circumstance, it shall nevertheless remain applicable to all other persons and circumstances.

         Disagreements: Any dispute or other disagreement arising from or out of this Consulting Agreement shall be submitted to arbitration under the rules of the American Arbitration Association and the decision of the arbiter(s) shall be enforceable in any court having jurisdiction thereof. Arbitration shall occur only in Orange County, CA. The interpretation and the enforcement of this Agreement shall be governed by California Law as applied to residents of the State of California relating to contracts executed in and to be performed solely within the State of California. In the event any dispute is arbitrated, the prevailing Party (as determined by the arbiter(s)) shall be entitled to recover that Party's reasonable attorney's fees incurred (as determined by the arbiter(s)).

         IN WITNESS WHEREOF, this Consulting Agreement has been executed by the Parties as of the date first above written.

PEN INTERCONNECT, INC.                        CONSULTANT



/s/ Stephen J. Fryer                 /s/Peter Benz
------------------------------       -------------
Stephen J. Fryer, President/         Peter Benz
Chief Executive Officer

Exhibit 4.1 (g)


                              CONSULTING AGREEMENT


         This  Consulting  Agreement  (the  "Consulting  Agreement")  made as of
December 1, 2000, by and between S. Michael Rudolph, 1325 Howard Ave. #422, Burlingame, CA 94010 ("Consultant") and Pen Interconnect, Inc. with offices at 1601 Alton Parkway, CA 92606 (the "Company").

                                   WITNESSETH

         WHEREAS, the Company requires and will continue to require consulting services relating to management, strategic planning and marketing in connection with its business; and

         WHEREAS, Consultant can provide the Company with strategic planning and marketing consulting services and is desirous of performing such services for the Company; and

         WHEREAS, the Company wishes to induce Consultant to provide these consulting services to the Company,

         NOW, THEREFORE, in consideration of the mutual covenants hereinafter stated, it is agreed as follows:

         1.       APPOINTMENT.
                  -----------

         The Company hereby engages Consultant and Consultant agrees to render services to the Company as a consultant upon the terms and conditions hereinafter set forth.

         2.       TERM.
                  ----

         The term of this Consulting Agreement began as of the date of this Agreement, and shall terminate on November 30, 2001, unless earlier terminated in accordance with paragraph 7 herein or extended as agreed to between the parties.

         3.       SERVICES.
                  --------

         During the term of this Agreement, Consultant shall provide advice to, undertake for and consult with the Company concerning management, marketing, consulting, strategic planning, corporate organization and structure, financial matters in connection with the operation of the businesses of the Company, expansion of services, acquisitions and business opportunities, and shall review and advise the Company regarding its overall progress, needs and condition. Consultant agrees to provide on a timely basis the following enumerated services plus any additional services contemplated thereby:

                  (a) The implementation of short-range and long-term strategic planning to fully develop and enhance the Company's assets, resources, products and services;

                  (b) The implementation of a marketing program to enable the Company to broaden the markets for its services and promote the image of the Company and its products and services;

                  (c) The identification, evaluation, structuring, negotiating and closing of joint ventures, strategic alliances, business acquisitions and advice with regard to the ongoing managing and operating of such acquisitions upon consummation thereof.

                  (d) Advice and recommendations regarding corporate financing including the structure, terms and content of bank loans, institutional loans, private debt funding, mezzanine financing, blind pool financing and other preferred and common stock private or public financing.

                  (e) Advice and recommendations regarding corporate financing including the structure, terms and content of bank loans, institutional loans, private debt funding, mezzanine financing, blind pool financing and other preferred and common stock equity private or public financing.

         4.       DUTIES OF THE COMPANY.
                  ---------------------

         The Company shall provide Consultant, on a regular and timely basis, with all approved data and information about it, its subsidiaries, its management, its products and services and its operations as shall be reasonably requested by Consultant, and shall advise Consultant of any facts which would affect the accuracy of any data and information previously supplied pursuant to this paragraph. The Company shall promptly supply Consultant with full and complete copies of all financial reports, all fillings with all federal and state securities agencies; with full and complete copies of all stockholder reports; with all data and information supplied by any financial analyst, and with all brochures or other sales materials relating to its products or services.


         5.       COMPENSATION.
                  ------------

         The Company will immediately grant Consultant the option to purchase 2,000,000 shares of the Company's Common Stock at $.10 per share, which options shall expire on November 30, 2001 at 5:00 P.M. P.S.T. Consultant in providing the foregoing services, shall be reimbursed for any pre-approved out-of-pocket costs, including, without limitation, travel, lodging, telephone, postage and Federal Express charges.

         6.       REPRESENTATION AND INDEMNIFICATION.
                  ----------------------------------

         The Company shall be deemed to have been made a continuing representation of the accuracy of any and all facts, material information and data which it supplies to Consultant and acknowledges its awareness that Consultant will rely on such continuing representation in disseminating such information and otherwise performing its advisory functions. Consultant in the absence of notice in writing from the Company will rely on the continuing accuracy of material, information and data supplied by the Company. Consultant represents that he has knowledge of and is experienced in providing the aforementioned services.

         7.       MISCELLANEOUS.
                  -------------

         Termination: This Agreement may be terminated by either Party upon written notice to the other Party for any reason which shall be effective five
(5)  business  days  from  the  date of such  notice.  This  Agreement  shall be
terminated   immediately  upon  written  notice  for  material  breach  of  this
Agreement.

         Modification:   This   Consulting   Agreement  sets  forth  the  entire
understanding of the Parties with respect to the subject matter hereof. This Consulting Agreement may be amended only in writing signed by both Parties.

         Notices: Any notice required or permitted to be given hereunder shall be in writing and shall be mailed or otherwise delivered in person or by facsimile transmission at the address of such Party set forth above or to such other address or facsimile telephone number as the Party shall have furnished in writing to the other Party.

         Waiver: Any waiver by either Party of a breach of any provision of this Consulting Agreement shall not operate as or be construed to be a waiver of any other breach of that provision or of any breach of any other provision of this Consulting Agreement. The failure of a Party to insist upon strict adherence to any term of this Consulting Agreement on one or more occasions will not be considered a waiver or deprive that Party of the right thereafter to insist upon adherence to that term of any other term of this Consulting Agreement.

         Assignment: The Options under this Agreement are assignable at the discretion of the Consultant.

         Severability: If any provision of this Consulting Agreement is invalid, illegal, or unenforceable, the balance of this Consulting Agreement shall remain in effect, and if any provision is inapplicable to any person or circumstance, it shall nevertheless remain applicable to all other persons and circumstances.

         Disagreements: Any dispute or other disagreement arising from or out of this Consulting Agreement shall be submitted to arbitration under the rules of the American Arbitration Association and the decision of the arbiter(s) shall be enforceable in any court having jurisdiction thereof. Arbitration shall occur only in Orange County, CA. The interpretation and the enforcement of this Agreement shall be governed by California Law as applied to residents of the State of California relating to contracts executed in and to be performed solely within the State of California. In the event any dispute is arbitrated, the prevailing Party (as determined by the arbiter(s)) shall be entitled to recover that Party's reasonable attorney's fees incurred (as determined by the arbiter(s)).

         IN WITNESS WHEREOF, this Consulting Agreement has been executed by the Parties as of the date first above written.

PEN INTERCONNECT, INC.                           CONSULTANT



 /s/ Stephen J. Fryer                           /s/S. Michael Rudolph
---------------------------                      ------------------------

Stephen J. Fryer, President/                    S. Michael Rudolph
Chief Executive Officer

Exhibit 5.1

                               OPINION OF COUNSEL
                                Owen M. Naccarato
                                 Attorney at Law
                           19600 Fairchild, Suite 260
                                Irvine, CA 92612
                      (818) 255-4996 / (818) 255-4997 (fax)
                              Mobile (949) 300-2487
                                [GRAPHIC OMITTED]



February 22, 2001

Pen Interconnect, Inc.
2961 W. MacArthur Blvd., Suite 121
Santa Ana, CA 92704

Re:      Registration Statement on Form S-8

Gentleman:

I have acted as counsel for Pen Interconnect, Inc. (the "Company"), in connection with the preparation and filing of the Company's Registration statement on Form S-8 under the Securities Act of 1933, as amended, (the "Registration Statement"), relating to 8,400,000 shares of the Company's common stock, no par value, (the "common stock"), issuable pursuant to the Company's Advisory and Consultants Agreements, (the "Plan").

         I have examined the Certificate of Incorporation, as amended, and the By-Laws of the Company and all amendments thereto, the Registration Statement and originals, or copies certified to my satisfaction, of such records and meetings, written actions in lieu of meetings, or resolutions adopted at meetings, of the directors of the Company, and such other documents and instruments as in my judgment are necessary or appropriate to enable me to render the opinions expressed below.

         Based on the foregoing examination, I am of the opinion that the shares of Common Stock issuable with the Plan are duly authorized and, when issued in accordance with the Plan, will be validly issued, fully paid and nonassessable.

         Further, I consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ Owen Naccarato
Owen Naccarato, Esq.

Exhibit 23.1



                    CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS



         Berg & Company LLP has audited the year-end financial statements for Pen Interconnect ended September 30, 2000. Management's financial statements appear consistent with prior audited years as to the application of accounting principals



         /s/Berg & Company LLP
         February 23, 2001






16